Exhibit 4.3

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [            ], 2015 is entered into by and among Truck Hero, Inc., a Delaware corporation (the “Company”) and each of the TA Stockholders (as defined below).

WITNESSETH:

WHEREAS, the Company is currently contemplating an initial public offering (the “IPO”) of shares of its common stock, par value $0.001 per share; and

WHEREAS, in connection with, and effective upon, the closing of the IPO, the Company and the TA Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the Company and the TA Stockholders as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which is controlling, controlled by, or under common control with (directly or indirectly through any Person) the Person referred to. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Closing” means the closing of the IPO; provided, however, that to the extent that the underwriters in the IPO exercise their right to purchase additional Company Shares (on one or more occasions from stockholders of the Company), then the term “Closing” as used herein shall mean the final closing of sales of Company Shares pursuant to the exercise of such underwriter option.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning set forth in the preamble.

“Company Shares” means issued and outstanding shares of Common Stock.

“Credit Agreement” means that certain [Credit Agreement, dated as of [            ], by and among the Company, [Tectum Holdings, Inc.], the lenders party thereto, [name of lender], together with all other agreements and documents entered into pursuant to the terms thereof or in connection therewith, in all cases, as amended, modified or supplemented from time to time, and any successor credit agreement or other financing used to refinance the initial credit agreement.]1

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (i) any liability, contingent or otherwise, of such Person (whether matured or unmatured) (A) for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets or upon which interest payments are customarily made, (C) for any letter of credit, hedging or swap agreement or performance bond for the benefit of such Person, (D) for the payment of money relating to a capitalized lease obligation or under conditional sale or other title retention agreements, (E) for any purchase price associated with any acquisition of assets or business (including any deferred purchase price, assumption of Indebtedness, non-competition payments or other forms of consideration), (F) that would be classified as indebtedness on a balance sheet under generally accepted accounting principles in the United States or is secured by any encumbrance, mortgage, pledge, lien (statutory or other), hypothecation, deposit arrangement, charge or other security interest or restriction on use or transfer of any kind upon any property or assets of any character, or upon the income or profits therefrom, owned by such Person or (G) under off balance sheet financing arrangements; (ii) any liability of others of the kind described in the preceding clause (i), which the Person has guaranteed or which is otherwise its legal liability, contingent or otherwise; and (iii) any and all deferrals, renewals, extensions or refinancing of, or amendments, modifications of supplements to, any liability of the kind described in any of the preceding clauses (i) or (ii).

“IPO” has the meaning set forth in the recitals.

“Parties” means the Company and the TA Stockholders.

“Permitted Indebtedness” means any Indebtedness of the Company or its Subsidiaries outstanding pursuant to the Credit Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or other entity.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

[1]	NTD: To update description with terms of Anticipated Refinancing, as soon as such terms are available.

“Sale of the Company” means, (a) any consolidation, merger or recapitalization of the Company, or any sale, exchange, conveyance or other disposition of Company Shares in a single transaction or a series of transactions, in which the equity holders of the Company immediately prior to such consolidation, merger, recapitalization, sale, transaction or first of such series of transactions, own less than fifty percent (50%) of the Company’s or any successor entity’s issued and outstanding Company Shares immediately after such consolidation, merger, recapitalization, sale, transaction or series of such transactions (provided that, for the avoidance of doubt, the IPO shall not constitute a “Sale of the Company”); or (b) any sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any Person (i) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person or any Subsidiary of such first Person or (ii) with respect to which such Person or any of its Subsidiaries is a general partner or managing member or is allocated or has the right to be allocated (through partnership interests or otherwise) a majority of such second Person’s gains or losses.

“TA Director” has the meaning set forth in Section 2.01 of this Agreement.

“TA Stockholders” means, collectively, TA XI, L.P., TA Atlantic and Pacific VII-A L.P., TA Atlantic and Pacific VII-B L.P. and TA Investors IV L.P. and any of their respective Affiliates that are or become the holders of any Company Shares.

Section 1.02. Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection and Section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f) For all purposes under this Agreement, when determining the percentage represented by the number of Company Shares owned by the TA Stockholders at any time relative to the number of Company Shares owned by the TA Stockholders as of immediately following the Closing, such determination shall be (i) aggregated such that all Company Shares held or acquired by Affiliates of the TA Stockholders are treated together for the purpose of determining the availability of any rights under this Agreement and (ii) equitably adjusted to appropriately account for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the Closing and prior to such determination, to the extent necessary to provide the parties with the same effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.01. TA Designees to the Board. For so long as the TA Stockholders collectively own a number of Company Shares representing at least the percentage shown below of the number of Company Shares collectively owned by the TA Stockholders as of immediately following the Closing, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected (adjusted as appropriate to take into account the Company’s classified Board structure) that number of individuals designated by the TA Stockholders that, if elected, will result in the TA Stockholders having the number of directors serving on the Board that is shown below (each such director, a “TA Director”, the initial TA Directors being Jeffrey S. Barber, Michael S. Berk and one vacancy).

Percent	Number of Directors
50% or greater	3
Less than 50% but greater than or equal to 25%	2
Less than 25% but greater than or equal to 12.5%	1
Less than 12.5%	0

The Company shall (i) include any such applicable individuals as nominee(s) in the proxy statement and other proxy materials circulated with respect to the applicable election of directors, (ii) recommend in such proxy statement and materials that the stockholders of the Company vote in favor of the election of such nominee(s) to the Board and (iii) otherwise use its best efforts to cause such nominees to be elected to the Board.

ARTICLE III

APPROVAL RIGHTS

Section 3.01. Approval Rights.

(a) For so long as the TA Stockholders collectively own a number of Company Shares representing at least 25% of the number of Company Shares collectively owned by the TA Stockholders as of immediately following the Closing, then the Company shall not take or commit to take, and (to the extent applicable) shall not cause or permit any of its Subsidiaries to take or commit to take, directly or indirectly, whether by amendment, merger, consolidation, reorganization or otherwise, any of the following actions without the approval at least one TA Director:

(i) issue any debt or equity security or debt obligation of such Person or on its assets, or refinance, repurchase or prepay any security (other than repurchases of Company Shares in accordance with agreements previously approved by the Board, including at least one TA Director) (except as expressly permitted herein) or debt obligation; create, incur or assume any Indebtedness, other than Permitted Indebtedness; or amend, restate, extend, modify or waive any right with respect to Indebtedness or the documentation relating thereto;

(ii) pay or declare any dividend or make any distribution on, or repurchase or redeem any Company Shares (other than repurchases of Company Shares in accordance with agreements previously approved by the Board, including at least one TA Director);

(iii) effect any Sale of the Company or liquidation or dissolution of the Company, or sell, transfer or otherwise dispose of any of the material assets or properties of the Company or any of its Subsidiaries;

(iv) merge with or into, or consolidate with, another entity or effect any recapitalization, reorganization, change of form of organization, forward or reverse split, dividend or similar transaction;

(v) acquire any corporation, business concern or other material assets or property for consideration in excess of $15,000,000, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise or make any investment in any Person in an amount in excess of $15,000,000;

(vi) amend the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or the organizational documents of any Subsidiary;

(vii) increase or decrease the authorized number of members of the Board of the Company;

(viii) hire or terminate any executive officer of the Company, or enter into, amend, extend, waive or modify, or waive or fail to enforce any material term of, any employment agreement or material term of employment with any such Person;

(ix) take any action that would cause the voluntary bankruptcy or insolvency of such Person, confess judgment against such Person, or make an assignment for the benefit of the creditors of all or substantially all of the assets of such Person;

(x) take any action to initiate, to cause or that would result in, the dissolution, liquidation, winding up or termination of such Person (or the business or affairs thereof); or

(xi) enter into any agreement to do any of the foregoing.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Termination. This Agreement shall terminate automatically (without any action by any Party) as of the date that the TA Stockholders no longer have the right to designate any directors pursuant to Section 2.01.

Section 4.02. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by approval of the TA Stockholders and the Company.

Section 4.03. Notices. In the event a notice or other document is required to be sent hereunder to the Company or any TA Stockholder, such notice or other document shall be in writing and shall be considered given and received, in all respects when personally delivered, or when sent by express or courier service or United States registered or certified mail, return receipt requested and postage and other fees prepaid, or by electronic mail, on the day such notice or document is personally delivered or delivered by electronic mail or on the third Business Day following the day on which such notice or other document is delivered to any such commercial delivery service as aforesaid. Any notice and document shall be addressed to the party entitled to receive such notice or other document (a) in the case of the Company, at 5400 S. State Rd., Ann Arbor, Michigan 48108, Attention: Chief Executive Officer and (b) in the case of any TA Stockholder, at such TA Stockholder’s address shown on the signature pages hereto, or at such other address as any such party shall request in a written notice sent to the Company.

Section 4.04. Governing Law; Jurisdiction. This Agreement and any dispute arising out of, relating to or in connection with this Agreement, shall be construed (both as to validity and performance), interpreted and enforced in accordance with the laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction. Any action against any party relating to the foregoing shall be brought exclusively in the Chancery Court of the State of Delaware located in Wilmington, Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in Wilmington, Delaware or the United States District Court for the District of Delaware) and appellate courts thereof. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each party agrees that service of summons and complaint or any other process that might be served in any action may be made on such party by sending or delivering a copy of the process to the party to be served by registered mail, return receipt requested, at the address of the party provided for the giving of notices in Section 4.03. Nothing in this Section 4.04, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 4.05. Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

Section 4.06. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 4.07. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.08. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.

Section 4.09. Binding Effect; Assignment. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Company, the TA Stockholders and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. The rights and obligations of the Company under this Agreement shall not be assignable without the prior written consent of the TA Stockholders and any attempted assignment of rights or obligations in violation of this Section 4.09 shall be null and void.

Section 4.10. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4.11. Time of the Essence. The parties agree that time shall be of the essence in the performance of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRUCK HERO, INC.

By:
Name: William Reminder Title: President and Chief Executive Officer

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TA XI, L.P.

By:	TA Associates XI GP, L.P.
Its:	General Partner

By:	TA Associates, L.P.
Its:	General Partner

By:
Name: Thomas Alber Title: Chief Financial Officer

TA ATLANTIC AND PACIFIC VII-A L.P.

By:	TA Associates AP VII GP L.P.
Its:	General Partner

By:	TA Associates, L.P.
Its:	General Partner

By:
Name: Thomas Alber Title: Chief Financial Officer

TA ATLANTIC AND PACIFIC VII-B L.P.

By:	TA Associates AP VII GP L.P.
Its:	General Partner

By:	TA Associates, L.P.
Its:	General Partner

By:
Name: Thomas Alber Title: Chief Financial Officer

TA INVESTORS IV, L.P.

By:	TA Associates, L.P.
Its:	General Partner

By:
Name: Thomas Alber Title: Chief Financial Officer

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT